Exhibit 10.9

Commercial Banking
(CARM 230811 & CM 230810/ 230921)

CONFIDENTIAL

The Directors
Ewell Hong Kong Limited
Flat 707 7/F Lakeside 1 Phase 2
8 Science Park West Avenue
Shatin
New Territories	4 October 2023

Dear Sirs

BANKING FACILITY

SME FINANCING GUARANTEE SCHEME OPERATED BY HKMC INSURANCE LIMITED

This facility letter supersedes our previous letter of 27 September 2023.

We are pleased to confirm our agreement to granting you the following banking facility(ies) (the “Facility”, which term shall be a reference to any one or more of the following banking facility(ies) as the context may require) under the SME Financing Guarantee Scheme (the “Scheme”) operated by HKMC Insurance Limited (the “HKMCI”). The Bank shall have an unrestricted discretion to reduce, cancel or suspend, or determine whether or not to permit drawings in relation to, the Facility. The Facility is subject to review at any time, and also subject to the Bank’s overriding right of repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities. The expression “Facility Letter” shall mean this facility letter as may be amended, supplemented or replaced from time to time.

We shall be entitled to debit from your account any interest, Scheme Guarantee Fees (referred to below) and any other fees and charges payable under this Facility Letter.

Save as stated otherwise, the terms of the Facility Letter shall continue to apply unless we send you a new, revised or supplemental facility letter.

FACILITY, FACILITY AMOUNT AND PURPOSE

Facility Type	Facility Amount	Purpose

Straight Line Loan	HKD7,000,000.-	Financing your general working capital in relation to your business operations.

The Hongkong and Shanghai Banking Corporation Limited

Credit Services Team

8/F Tower 2 HSBC Centre 1 Sham Mong Road Tai Kok Tsui Kowloon

Web: www.hsbc.com.hk

Incorporated in the Hong Kong SAR with limited liability

Registered at the Hong Kong Companies Registry No. 263876

Ewell Hong Kong Limited	4 October 2023

FACILITY AND CONDITIONS

1.	STRAIGHT LINE LOAN

The loan will be repaid on a “Straight Line” basis by 60 monthly instalments of HKD 134,924.- to the debit of the Borrower(s)’s account (subject to variation in the number of monthly instalments as hereinafter provided and subject to variation in the amount of such monthly instalment payable through application of the detailed provisions set out below). Notwithstanding the foregoing, the Bank’s ability to demand repayment at any time shall not be affected by the payment schedule as described.

DETAILS

Drawdown Condition:

-	Multiple drawdown is allowed (maximum at 4 times). Minimum drawdown amount is HKD4,000,000.- for each time.
-	Drawdown would be against copies of invoice/sales contract/quotation/other payment proofs/salary payment proof related to development of Information Technology Systems, etc. dated not more than 90 days prior to the drawdown request

Instalment

If prior to payment of the final instalment there occurs change in the loan interest rate, the Bank shall have the right to serve notice in writing increasing or reducing (as the case may be) the amount of each outstanding instalments, and instalments of the increased or reduced amount (as the case may be) shall be paid with effect from the date stated in the notice.

Repayment Date

The first payment shall be made on the day falling one month after drawdown and subsequent monthly instalments will be made on the same day of each succeeding month.

If payment would otherwise fall due on a day which is not a banking day, payment shall be made on the next banking day unless such next banking day falls beyond the same month, in which case payment shall be made on the preceding banking day. The reference to “banking day” includes a Saturday unless it is a public holiday and does not include a Sunday. The Borrower(s) hereby authorize the Bank to make automatic debits to the Borrower(s)’s account in respect of any payment due.

PRICING

Interest, for any loans drawn in HKD, will be charged at BLR (Best Lending Rate) as determined by the Bank from time to time.

The above pricing shall apply to all loans under this facility. But if the interest period of an existing loan under this facility has already commenced prior to the date of the Facility Letter, the above pricing shall not change the interest rate already fixed as applicable to that interest period of the existing loan and interest on that loan shall continue to be calculated on the same basis until the end of the relevant interest period.

PREPAYMENT

Advance repayment of the loan facility outside of the above-detailed payment schedule shall be subject to the Bank’s prior approval. A prepayment fee of 3% of the amount repaid and a handling charge of HKD3,000.- shall be charged on the 1st year(s) of loan drawdown. All prepayments should be made on the interest payment dates only and amounts repaid shall not be available for subsequent re-drawing.

Ewell Hong Kong Limited	4 October 2023

This will not apply if prepayment is required as a result of the Bank making demand on the Borrower(s).

SECURITY

As security for the Facility, we require the following item(s) in form and substance satisfactory to us:

1	A Guarantee (Limited Amount) limited to HKD7,000,000.- plus default interest and other costs and expenses as further set out in the guarantee from Maxway Enterprises Limited. We attach our standard Guarantee (Limited Amount). Please arrange to sign and return it to us, together with the supporting board resolution(s).

2	A Guarantee (Limited Amount) limited to HKD7,000,000.- plus default interest and other costs and expenses as further set out in the guarantee from Yu Chi Tat Dennis.

3	An “Assignment of Receivables - General” granted by the Borrower(s). We attach our standard “Assignment of Receivables-General”. Please sign and return to us the document(s).

This “Assignment of Receivables - General” needs to be registered with the Companies Registry. Please sign and return the “Assignment of Receivables - General” within 5 business days of execution. The related registration fee (currently HKD340.- per document) will be charged to the debit of the Borrower’s current account.

4	An Acknowledgement and Undertaking signed by Maxway Enterprises Limited together with a certified copy of board resolution.

5	An Acknowledgement and Undertaking signed by Yu Chi Tat Dennis.

6	A guarantee or guarantees relating to the Facility issued by the HKMCI under the Scheme.

The Bank needs to obtain your consent before it can provide a copy or summary of the Facility, or information on your outstanding liabilities to the Bank, to any guarantor or security provider (the “Surety”) or to the Surety’s advisors. In addition, if the Bank is obliged to make any formal demand for repayment because you have failed to settle an amount due following our customary reminder, the Bank will also need to provide the Surety with a copy of its demand letter. Whether or not the Bank has made demand, the Bank will also need to provide the Surety with a copy of the latest statement of account and/or to give the Surety details of your outstanding liabilities to the Bank, whether actual or contingent. By accepting this letter, you are deemed to have consented to the Bank providing any of the aforesaid documents or information to the Surety, to the Surety’s solicitors and other professional advisers. Please note that if this consent is not given, the Bank will be unable to proceed with the transaction.

CONDITIONS PRECEDENT

No utilization / drawing may be made under any of the Facility until the following conditions have been duly fulfilled:

●	the Facility Letter duly executed by you and returned to us
●	Application for the Scheme in the form prescribed by the HKMCI duly completed and signed by you and any other person as required therein (the “Application Form”)
●	A “Notification of Result” duly issued by the HKMCI in relation to your application for the Facility (the “Notification of Result”)
●	Acceptance of conditions in the form prescribed by the HKMCI duly signed by you and any other person as required therein (the “Acceptance of Conditions”)
●	the completion of the security specified above.
●	your payment of the Scheme Guarantee Fees
●	Your compliance with all the terms of the Facility Letter and with all the requirements under the Scheme (including without limitation the Guarantee Product Eligibility Criteria set out in Schedule 2).

Ewell Hong Kong Limited	4 October 2023

The above conditions precedent shall be complied with by you to the satisfaction of the Bank on or before a day which is within 60 days from the date on which the HKMCI has given us a Notification of Result or such other date as agreed by us. We shall notify you when we receive the Notification of Result from the HKMCI.

OTHER CONDITIONS AND UNDERTAKINGS

By signing and accepting the Facility Letter, you hereby irrevocably agree, undertake and acknowledge as follows:

1)	You acknowledge and agree that the HKMCI’s rights, including but not limited to its right of subrogation, shall at all times rank in priority to the rights and remedies, if any, of any person giving any Security or guarantee in our favour or otherwise in relation to the Facility.

For the purpose of the Facility Letter, “Security” means a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, cash collateral arrangement or other encumbrance of any kind security, or a right conferring a priority of payment in respect of, any obligation to pay of any person or any other agreement or arrangement having a similar effect, but does not include any lien arising in the ordinary course of trading by operation of law and not by contract (but shall include, in relation to any finance lease or hire purchase contract, the vesting of beneficial ownership of the relevant asset in the finance lessor or hire purchase seller, and shall include, in relation to any factoring or other receivables purchase facility, the vesting of beneficiary ownership of the factored or purchased receivables in the factor or purchaser).

2)	You will not do or permit to be done anything which would prejudice or jeopardise our rights or the rights of the HKMCI, or both, in respect of the Facility.

3)	You will not create, or permit to be created or subsist, any subsequent Security ranking in priority to or pari passu with any Security that may be given to or held by us for the Facility (whether exclusively or otherwise).

4)	You will not sell, sub-lease, charge, part with possession of or otherwise deal with (whether in whole or in part) any business installations and equipment and/or other assets to be acquired with any of the proceeds of the Facility without our prior written consent, and, if the foregoing has not been complied with, you shall ensure that all the proceeds or sums realised or generated as a result shall be paid direct to the Bank for application in or towards payment and discharge of all or any indebtedness (which shall be reduced by the relevant amount accordingly) owing to us in such manner and order as we may absolutely think appropriate as consistent with the Scheme.

5)	Except as permissible under the Scheme, the proceeds of the Facility must not be used directly or indirectly, wholly or partially, in:

(a)	paying, repaying, restructuring or repackaging all or any part of any loan, credit facility or payment obligation (including any loan referred to as a “classified loan” by the Hong Kong Monetary Authority from time to time) of your company, your Subsidiaries or your Related Entities; and/or

(b)	financing and/or re-financing the acquisition of any business installation, machinery, equipment or other asset that was in the ownership, control or possession of your company, your Subsidiaries and/or your Related Entities (whether as owner or otherwise) on or at any time before the date on which an application for the Facility is received by us.

Ewell Hong Kong Limited	4 October 2023

For the purpose of this paragraph (5), “Related Entity” unless the context otherwise requires, shall be construed so that a person (A), being a sole proprietor, partnership or company, and another person (B), being a sole proprietor, partnership or company, are Related Entities of each other if any one or more persons, individually or jointly, directly or indirectly, hold, beneficially own or control 30% or more of the business interest in each of A and B.

For the purpose of the foregoing, “business interest” in relation to a company means the shares or equity interest of such company, and in relation to a partnership means the aggregate or overall rights or entitlements to participate in a distribution of profits of such partnership.

“Subsidiary” has the same meaning given to it in Section 2 of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

6)	You expressly agree that we may provide such information concerning your relationship with us, the conduct of your accounts and any facilities, including the Facility, to the HKMCI as the HKMCI may request or which appears to us to be necessary under the Scheme. You also agree to permit representatives or appointed agents of our Bank and/or the HKMCI to inspect and obtain copies of the books, records, accounts and any other information relating to your business, whether in the paper, electronic or any other form or medium, at the request of the HKMCI.

7)	In addition and without prejudice to any other right we and/or the HKMCI may have, each of us and the HKMCI may at any time access, inspect, obtain, and make copies of (free of charge), any materials (including any document, record and information) of your company (and each partner if you are a partnership) in connection with the rights, interest, obligations or liabilities of the HKMCI under the Scheme, the related deed between the Bank and the HKMCI and any guarantee issued by the HKMCI.

8)	You agree to promptly complete all necessary forms and applications and execute all documents and provide all necessary information in support of your application under the Scheme and/or the Facility. You will, upon our request, do or not do such things which we in our opinion is necessary to enable us to comply with our obligations to the HKMCI under the Scheme in respect of the Facility.

9)	You will inform us and the HKMCI as soon as practicable if any of the information you supplied in connection with the Facility is no longer valid or becomes untrue or inaccurate. If any information you supplied in connection with the Facility is false or if you fail to comply with this condition, you acknowledge that we have the right to suspend or revoke the Facility and we and the HKMCI reserve the right to take legal action against you.

10)	If you have failed to pay or repay any amount on a Repayment Date, we are entitled to apply any amount received by us thereafter howsoever towards payment or repayment of any indebtedness or obligation owing by you to us in such manner and order as it thinks fit. We may at any time convert any such sum into the currency in which any such indebtedness or obligation is denominated at the prevailing spot rate of exchange and you will be solely responsible for any exchange loss suffered as a result.

For the purpose of the Facility Letter, “Repayment Date” means the date on which any amount in respect of the Facility, or any part thereof, becomes due and payable by you to us according to the Facility Letter (whether by way of payment or repayment).

11)	You undertake to notify us in writing of any proposed change in shareholders, partners or owners immediately upon becoming aware of such proposed change.

Ewell Hong Kong Limited	4 October 2023

12)	You acknowledge that we have the right to suspend the Facility and prohibit any further money from being made available to, drawn by, you or credited in your favour or on your behalf under the Facility should you fail to pay on any due date any sum owing to us or comply with the terms of the Facility Letter.

13)	All payments by you made under the Facility Letter shall be made free and clear of taxes, levies, imposts, duties, charges or withholding of any nature whatsoever.

14)	You undertake to provide and execute, upon demand by us in writing, such security as we may require to secure the Facility.

15)	The Bank and other members of the HSBC Group are required to act in accordance with the laws and regulations and comply with requests of public and regulatory authorities operating in various jurisdictions which relate to, amongst other things: (i) the prevention of money laundering, terrorist financing, corruption, tax evasion and the provision of financial and other services to any persons or entities which may be subject to economic or trade sanctions; or (ii) the investigation or prosecution of, or the enforcement against, any person for an offence against any laws or regulations.

The Bank may take, and may instruct members of the HSBC Group to take, any action which the Bank in its sole and absolute discretion considers appropriate to prevent or investigate crime or the potential breach of sanctions regimes or to act in accordance with relevant laws, regulations, sanctions regimes, international guidance, relevant HSBC Group procedures and/or the direction of any public, regulatory or industry body relevant to any member of the HSBC Group. This includes the interception and investigation of any payment, communication or instruction, and the making of further enquiries as to whether a person or entity is subject to any sanctions regime (“Compliance Activity”).

Neither the Bank nor any member of the HSBC Group will be liable to the Borrower in respect of any loss (whether direct, consequential or loss of profit, data or interest) or delay, suffered or incurred by any party, caused in whole or in part by (i) actions taken, or delays or failure in performing any obligations under this letter by the Bank, or (ii) any steps taken by the Bank or any member of the HSBC Group, pursuant to Compliance Activity.

“HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

16)	The Borrower(s), Ewell Hong Kong Limited. hereby undertakes:

a)	To inform the Bank on any change in directors/ beneficial shareholders and any substantial change to the general nature of its existing business.

b)	To route no less than 80% of Operating Account through HSBC.

c)	To maintain at least 6 months Principle+Interest of the Loan as cash reserve within the account at HSBC

d)	To maintain Adjusted Tangible Net Worth at minimum HKD40,000,000.-.

e)	Dividend Payout Ratio of the Borrower(s) for any of its financial years shall not exceed 50% of the Net Profits After Tax of such financial year.

Ewell Hong Kong Limited	4 October 2023

f)	Proceeds of the SFGS Facility must not be used directly or indirectly, wholly or partially, in:

(i)	Paying, repaying, restructuring or repackaging all or any part of any loan, credit facility or payment obligation (including any loan referred to as a ‘classified loan’ by the Hong Kong Monetary Authority from time to time) of the company, its subsidiaries or related entities; and/or

(ii)	Financing and/or re-financing the acquisition of any business installation, machinery, equipment or other asset that was in the ownership, control or possession of the company, its subsidiaries and/or related entities (whether as owner or otherwise) on or at any time before the date on which an application for the SFGS Facility is received by the Bank.

Definitions of ratios/figures

“Dividend Payments” means the aggregate of final and interim dividend and other distribution declared, recommended or made.

“Adjusted Tangible Net Worth” means Tangible Net Worth + dues to directors / shareholders/ Group Company - dues from directors / shareholders / group Company.

The above ratios/figures will be determined by reference to the latest audited or management accounts or the financial statements provided by you from time to time. The Bank will calculate the ratios/figures in accordance with the accounting principles, standards and practices on which the preparation of the audited accounts of you was based and in accordance with the latest Statements of Standard Accounting Practice issued by the Hong Kong Institute of Certified Public Accountants. Any calculation made by the Bank will be conclusive.

AUTHORISATION

To secure the performance of your obligations under the Facility Letter, you hereby irrevocably authorise us, by way of security, to act on your behalf to execute all documents (including any security documents) and to do all things as may be required for the exercise of all or any of our powers or rights under the Facility Letter. You shall from time to time ratify and confirm whatever we shall do or purport to do in the exercise or purported exercise of all or any of the powers and rights under the Facility Letter.

REPRESENTATIONS

By signing and accepting the Facility, you represent and warrant that each of the matters set out in Schedules 1 and 2 hereto is true and correct and will remain true and correct for so long as the Facility is in force or you have any liabilities (whether actual or contingent) under the Facility. The following terms as used in Schedules 1 and 2 shall have the meaning as set out below:

“Borrower” means your company;

“Lender” means our Bank; and

“this Agreement” or “the Facility Letter” means this facility letter.

If any such representation or warranty shall become untrue or incorrect at any time, you shall immediately notify the Bank in writing.

Ewell Hong Kong Limited	4 October 2023

SCHEME GUARANTEE FEES

The guarantee fees charged by the HKMCI under the Scheme shall be borne by you and be debited to your account on or before each relevant due date. Please refer to Schedule 3.

OTHER FEES, COSTS AND CHARGES

On our written demand you will pay to us all costs expenses and fees (including but not limited to any legal fees) incurred by us in connection with the extension, enforcement, investigation or supervision of the Facility. We may debit any amount payable by you to your current account or any other of your accounts with us if you fail to meet any demand.

Any legal costs incurred in connection with the completion and perfection of any security listed above shall be for your account whether or not the Facility becomes available. We may (but shall be under no obligation to do so) discharge such costs and debit the amount of such costs to your current account or any other of your accounts with us.

DEFAULT INTEREST

Please note that interest will be payable on sums which are overdue, drawings which are in excess of agreed limits and amounts demanded and not paid, at the maximum rate stipulated in the Bank’s Tariff which is accessible at https://www.business.hsbc.com.hk/tariffs. The Bank will provide you with a hard copy of the Tariff at your request. Interest at the applicable rate will be payable monthly in arrears to the debit of your current account.

ACCRUAL OF INTEREST AND OTHER SUMS

All interest and any other amount accruing under the Facility Letter will accrue daily and in each case is calculated on the basis of the actual numbers of days elapsed and a year of 360 days or 365 days, depending on the market practice for the currency (and as may be adjusted in case of a leap year). Notwithstanding any other provision in the Facility Letter, any interest or other amount accruing under the Facility Letter shall be payable on demand.

SHARING OF INFORMATION

We may provide any information relating to any of your accounts with us and any facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

BANKING (EXPOSURE LIMITS} RULES - EXPOSURES TO CONNECTED PARTIES

The Banking (Exposure Limits) Rules (Cap. 155S) and the related regulations in Hong Kong have imposed on the Bank certain limitations on advances to persons related to HSBC Group. In accepting the Facility Letter, the Borrower(s) should, to the best of its (their) knowledge, advise the Bank whether it is in any way related or connected to the HSBC Group. In the absence of such advice, the Bank will assume that the Borrower(s) is not so related or connected. The Bank would also ask, that if the Borrower(s) becomes aware that it (they) becomes so related or connected in future, that the Borrower(s) immediately advises the Bank in writing. You may refer to the reference page for information on whether you may be considered as related or connected to the HSBC Group.

Ewell Hong Kong Limited	4 October 2023

HK.MCI INCENTIVE PAYMENT

Please note that HKMCI may offer an incentive payment to us, the participating lender, for any successful application under the Scheme from time to time. The form and terms of the incentive payment will be agreed between HKMCI and us. By signing the Facility Letter, you expressly confirm, acknowledge and agree to this incentive payment arrangement between HKMCI and us.

OTHER TERMS

Your compliance or otherwise with the above undertakings, covenants and other terms of this Facility will not prejudice or affect our overriding right to suspend, withdraw or make demand in respect of the whole or any part of the Facility made available to you at any time. By signing the Facility Letter, you expressly acknowledge that we may suspend, withdraw or make demand for repayment of the whole or any part of the Facility at any time whether or not you are in compliance with the terms of the Facility Letter.

You acknowledge that all the terms and conditions of the Facility are governed by the deed for the Scheme (the “Deed” which expression shall include any amendments and supplements) signed between the HKMCI and us. For the purpose of complying with the terms of the Deed, we may amend or vary the terms of the Facility Letter from time to time and at any time upon giving prior notice to you in writing and such amendment or variation shall be binding on you if you continue to utilize the Facility after the effective date of the amendment or variation.

GOVERNING LAW AND JURISDICTION

The Facility Letter (including the schedule(s)) shall be governed and construed in accordance with the laws of the Hong Kong Special Administrative Region (Hong Kong). You submit to the non-exclusive jurisdiction of the Hong Kong courts.

RIGHTS OF THIRD PARTIES

No one other than you and us will have any right under the Contracts (Rights of Third Parties) Ordinance to enforce or enjoy the benefit of any of the provisions of the Facility Letter.

ACCEPTANCE

Please arrange for the authorised signatories of your company, in accordance with the terms of the mandate given to the Bank, to sign and return to us the duplicate copy of the Facility Letter with the Schedules to signify your understanding and acceptance of the terms and conditions under which the Facility is granted.

This offer will remain open for acceptance until the close of business on 25 October 2023 and if not accepted by that date will be deemed to have lapsed.

Please return the signed letter and the relevant security document(s) to Lending Specialist Business Banking Commercial Banking at 10/F, Tower 3, HSBC Centre, 1 Sham Mong Road, Tai Kok Tsui, Kowloon.

Ewell Hong Kong Limited	4 October 2023

Should you have any questions, please feel free to contact the undersigned on telephone number 3941 6027.

We look forward to being of continued assistance to you.

Yours faithfully

For and on behalf of

The Hongkong and Shanghai Banking Corporation Limited

/s/ Kelvin Lau
Kelvin Lau
Vice President
Lending Specialist Business Banking
Commercial Banking
/yj

Encl.

Schedule 1 - Representations and Covenants
Schedule 2 - Guarantee Product Eligibility Criteria
Schedule 3 - Scheme Guarantee Fees
Form of Acknowledgement and Undertaking Guarantee Form(s)

Ewell Hong Kong Limited	4 October 2023

Acceptance and Declaration from Borrower

To: The Hongkong and Shanghai Banking Corporation Limited

We confirm acceptance of the terms set out in the Facility Letter.

We hereby declare that:

(1)	we have been advised to note and understand the declaration and the notes contained in the Application Form, the Acceptance of Conditions and other legal documents related to the Scheme before executing them; and

(2)	we have been advised to seek independent legal advice and we have either obtained such independent legal advice or have voluntarily waived our right to seek such independent legal advice; and

(3)	we fully understand the nature and extent of our rights, obligations and liabilities in relation to the Facility, the Scheme and all documents signed in respect thereof and have acted or will act independently and free from any undue influence of any person.

(4)	we hereby confirm that our request for the credit facility(ies) stated in this letter was not referred by any intermediary. We understand that the Bank does not appoint any third parties to handle credit applications from small and medium-sized enterprises.

For and on behalf of

Ewell Hong Kong Limited

Signature	/s/ YU CHI TAT DENNIS	Signature

Name	YU CHI TAT DENNIS	Name

Title	DIRECTOR	Title

Date	18 OCTOBER 2023	Date

Ewell Hong Kong Limited	4 October 2023

Reference Page

(This is for your reference only and are not intended to be contractual terms.

You may also access the Banking (Exposure Limits) Rules at https://www.elegislation.gov.hklhk/capl 55S)

The Borrower may be considered as related or connected to the HSBC Group if you/it are/is:

a)	a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

b)	a relative of a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;

c)	a firm, partnership or non-listed company in which a member of the HSBC Group or any of the following entities is interested as director, partner, manager or agent:

(i)	a controller, minority shareholder controller or director of a member of the HSBC Group;

(ii)	a relative of a controller, minority shareholder controller or director of a member of the HSBC Group; or

d)	a natural person, firm, partnership or non-listed company to whom a member of the HSBC Group has provided a financial facility if any of the following entities is a guarantor of the facility:

(i)	a controller, minority shareholder controller or director of a member of the HSBC Group;

(ii)	a relative of a controller, minority shareholder controller or director of a member of the HSBC Group.

Relevant definitions

1)	A person has “control” if such person is:

(A)	an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act, or

(B)	a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary, and “controller” means either an “indirect controller” or a “majority shareholder controller”.

2)	“employee” includes permanent full time, permanent part-time, fixed-term full time, fixed-term part- time staff and international assignees.

3)	“HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

4)	“minority shareholder controller” in relation to a company, means any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, 10% or more, but not more than 50%, of the voting power at any general meeting of the company or of another company of which it is a subsidiary.

Ewell Hong Kong Limited	4 October 2023

5)	“relative” in relation to a natural person, means the following:

(A)	a parent, grandparent or great grandparent;

(B)	a step-parent or adoptive parent;

(C)	a brother or sister;

(D)	the spouse;

(E)	if the person is a party to a union of concubinage-the other party of the union;

(F)	a cohabitee;

(G)	a parent, step-parent or adoptive parent of a spouse;

(H)	a brother or sister of a spouse;

(I)	a son, step-son, adopted son, daughter, step-daughter or adopted daughter; or

(J)	a grandson, granddaughter, great grandson or great granddaughter.

Ewell Hong Kong Limited	4 October 2023

SCHEDULE 1

REPRESENTATIONS AND COVENANTS

1.	Representations

The representations and warranties set out in Clause 1.1 (Status) to Clause 1.15 (Compliance) of this Schedule are made by the Borrower as of the date of this Facility Letter and the Borrower is to acknowledge expressly that we (the Lender) have entered into the Facility Letter in reliance on all those representations and warranties. In addition, the Borrower acknowledges expressly that each of the representations and warranties set out in Clause 1.1 (Status) to Clause 1.8 (Claims Pari Passu), Clause 1.10 (No Immunity) to Clause 1.15 (Compliance) below shall be deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on each date on which a drawdown is made under the Facility and on each date on which any amount is payable by the Borrower under the Facility.

1.1	Status

The Borrower makes all those representations and warranties relating to its status as an eligible borrower as set out in the Guarantee Product Eligibility Criteria and exhibited in Schedule 2 of the Facility Letter.

1.2	Governing Law and Judgments

In any proceedings taken in its jurisdiction of incorporation or establishment in relation to the Facility Letter, the choice of Hong Kong law as the governing law of the Facility Letter and any judgment obtained in Hong Kong against it with respect to the Facility Letter will be recognised and enforced.

1.3	Binding Obligations

The obligations expressed to be assumed by it in the Facility Letter are legal and valid obligations binding on it and enforceable against it in accordance with the terms thereof.

1.4	Execution of the Facility Letter

Its execution of the Facility Letter, its exercise of its rights and performance of its obligations thereunder and the transactions contemplated thereby do not and will not:

(a)	contravene any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets;

(b)	conflict with its memorandum and articles of association or any other constitutional documents; or

(c)	conflict with any applicable law or regulation.

It has the power to enter into the Facility Letter and all corporate and other action required to authorise the execution of the Facility Letter and the performance of its obligations hereunder has been duly taken. No limit on its powers will be exceeded as a result of the borrowing or other assumption of obligations, or any grant of security or giving of indemnities, contemplated by the Facility Letter.

Ewell Hong Kong Limited	4 October 2023

1.5	No Material Proceedings

No litigation, arbitration, administrative proceedings or labour controversy before any court, tribunal, arbitrator or other relevant authority is current or, to the knowledge and belief of a senior officer of it, pending or threatened against it which would have a Material Adverse Effect (defined below in this Schedule 1), save for any such legal proceedings commenced by a third party which are frivolous or vexatious, have no reasonable cause of action or which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained.

1.6	No Material Adverse Change

Since the date of its most recent financial statements (or audited financial statements in the case where the Borrower is a limited company), there has been no material adverse change in its business or financial condition.

1.7	Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed and all authorisations (governmental or otherwise) required to be obtained in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations in the Facility Letter, (b) to ensure that its obligations in the Facility Letter are legal, valid, binding and enforceable and (c) to make the Facility Letter admissible in evidence in its jurisdiction of incorporation or establishment have been done, fulfilled, performed and obtained and in full force and effect.

1.8	Claims Pari Passu

Under the laws of its jurisdiction of incorporation or establishment in force at the date hereof, the claims of the Lender against it under the Facility Letter rank at least pari passu with claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatory preferred by law applying to companies generally.

1.9	No Filing or Stamp Taxes

Under the laws of its jurisdiction of incorporation or establishment in force at the date hereof, it is not necessary that the Facility Letter be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to thes Facility Letter or the transactions contemplated by the Facility Letter.

1.10	No Immunity

In any proceedings taken in the jurisdiction of incorporation or establishment of it in relation to the Facility Letter, it will not be entitled to claim for it or any of its assets immunity from suit, execution, attachment or other legal process.

1.11	No Winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings (save for any such legal proceedings commenced by a third party which are (i) frivolous or vexatious or (ii) which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained and, in each case, are unconditionally discharged or dismissed within 180 (one hundred and eighty) days) been started or threatened against it for its winding-up, dissolution, administration or reorganisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory or interim manager, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues.

Ewell Hong Kong Limited	4 October 2023

1.12	Written Information

All material written information supplied by the Borrower is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

1.13	Solvency

It is able to pay its debts as they fall due and has not commenced negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or made a general assignment for the benefit of or a composition with its creditors.

1.14	Taxes

It has filed or caused to be filed all tax returns which are required to be filed by it and has paid all taxes shown to be due and payable by it on such returns or any assessment received by it, save for taxes which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been set aside by it.

1.15	Compliance

It is, to the knowledge and belief of a senior officer of it, in compliance with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities save those which are not material to its business and the effect of such non-compliance is not significantly adverse to it.

1.16	Sanctions

None of the Borrower, any of its subsidiaries, any director or officer or any employee, agent, or affiliate of the Borrower or any of its subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (ii) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, the Crimea region, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea and Syria.

1.17	Anti-bribery and corruption

None of the Borrower, nor to the knowledge of the Borrower, any director, officer, agent, employee, affiliate or other person acting on behalf of the Borrower or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti- bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Borrower and, to the knowledge of the Borrower, its affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. No part of the proceeds of the Facility set out in the Facility Letter will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

Ewell Hong Kong Limited	4 October 2023

2.	Covenants

2.1	Maintenance of Legal Validity

The Borrower shall promptly obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation or establishment to enable it to lawfully enter into and perform its obligations under the Facility Letter and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Facility Letter.

2.2	Notification of Events of Default

The Borrower shall promptly inform the Lender after it becomes aware of the occurrence of any default or event of default under the Facility Letter or of any event which might reasonably be expected to have a Material Adverse Effect.

2.3	Claims Pari Passu

Subject to Clause 2.13 below, the Borrower shall ensure that at all times the claims of the Lender against it under the Facility Letter rank and continue to rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by law applying to companies generally.

2.4	Taxes

The Borrower shall duly and punctually file all tax returns when due and pay and discharge all taxes prior to the date on which penalties are attached thereto except for such taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside and payment of which can be lawfully withheld.

2.5	Information

The Borrower shall promptly deliver to the Lender copies of all its audited and unaudited financial statements and such other reports and information relating to the Borrower as the Lender may reasonably request from time to time.

2.6	Maintenance of Records

The Borrower shall maintain all books of records and accounts with respect to itself and its business in good order.

2.7	Inspection

The Borrower shall, upon reasonable prior written notice from the Lender and during normal working hours, permit and arrange for the Lender or its other authorized representatives to inspect all financial records and books of accounts and discuss the Borrower’s business affairs with its officers and advisors as the Lender may reasonably request.

2.8	Use of Proceeds

The Borrower shall apply the proceeds of the Facility solely for the purpose(s) stated in the Facility Letter.

Ewell Hong Kong Limited	4 October 2023

2.9	Compliance

The Borrower shall comply in all respects with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would (either individually or in aggregate) have a Material Adverse Effect.

2.10	Insurance

The Borrower shall maintain insurances on and in relation to its business and assets, in each case, with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by the Borrower and is commercially available.

2.11	Business

The Borrower shall ensure that:

(a) it has power to own its assets and carry on business as conducted from time to time;

(b) it has good title (free from any restrictions or onerous covenants) to all of the assets required for carrying on its business; and

(c) it has obtained or effected all authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations which are required in connection with its business, and that all such authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations are in full force and effect, except where the failure to obtain or effect the same or, as the case may be, the cessation of the force and effect of the same would not reasonably be expected to, have a Material Adverse Effect.

2.12	Obligations

Without prejudice to the performance of the Borrower’s other obligations under the Facility Letter, the Borrower shall perform all its obligations under all of the material agreements or contracts to which it is a party.

2.13	Security and Further Assurance

If by the terms of the Facility Letter, security is to be given by the Borrower in favour of the Lender, the Borrower shall ensure that each security document confers valid security, of the type which such security document purports to create, in favour of the Lender, over each asset, right and benefit expressed to be subject to such security and ensure that the Lender enjoys the priority which such security is expressed to have. The Borrower shall promptly execute all documents and do all things that the Lender reasonably specifies for the purpose of enabling the Lender to exercise its rights under each security document or preserving the priority and effectiveness of such security.

For the avoidance of doubt, the Borrower confirms that all sums from time to time owing by it to the Lender under the Facility Letter are and shall be secured by all and any security created by it, before or at the date of the Facility Letter or at any time after that date, which is by its terms expressed (in any manner whatsoever) to secure all monies owing by the Borrower to the Lender from time to time, and the Borrower will not seek to claim or assert anything to the contrary.

Ewell Hong Kong Limited	4 October 2023

2.14	Sanctions

The Borrower will not, directly or indirectly, use the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds to any subsidiary,joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facility, whether as lender, underwriter, advisor, investor or otherwise).

2.15	Representations made in the Application Form and Other Documents

The Borrower repeats to the Lender each of the confirmations and undertakings set out in the Application Form, the Acceptance of Conditions and other Scheme documents as if there were made to the Lender directly and incorporated in the Facility Letter.

3.	Definitions

In this Schedule 1,

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower; (b) a material impairment of the ability of the Borrower to perform any of its obligations under the Facility Letter; or (c) a material impairment of the rights of, or benefits available to, the Lender under the Facility Letter.

Ewell Hong Kong Limited	4 October 2023

SCHEDULE 2

GUARANTEE PRODUCT ELIGIBILITY CRITERIA

Eligible Borrower

The Borrower:

Business Entity	(a)	is a company, sole proprietorship, partnership or unincorporated body of persons which has a business operation in Hong Kong and remains registered under the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong);

	(b)	is not carrying on the business of a lender or otherwise providing funds available for borrowing in any way;

	(c)	is not an affiliate# of the Lender; and

	(d)	is not a company or corporation which has any of its shares listed on The Stock Exchange of Hong Kong Limited (whether on its Main Board or the Growth Enterprise Market) or any similar exchange in or outside Hong Kong.

Business Operation History	The Borrower’s business must have been in operation for at least one year in Hong Kong as at the date of submission of the relevant Application Form.

Credit History	The Borrower does not have any Outstanding Default ## as at the date of submission of the Application Form.

#	“affiliate”, in relation to the Lender, means (a) any company which controls the Lender or one over which the Lender has control or any company which is under the control of the same person as the Lender; any person who controls the Lender and any partner of such person, and, where either such person is an individual, any relative of such individual; any director of the Lender or of any company referred to in paragraph (a) above and any relative of any such director; or (d) any partner of the Lender and, where such partner is an individual, any relative of such individual.

“control”, in relation to a company, means the power of a person to secure: (a) by means of the holding of shares or the possession of voting power in or in relation to such or any other company; or (b) by virtue of any powers conferred by the articles of association or other document regulating such or any other company, that the affairs of such company are conducted in accordance with the wishes of such person.

“relative”, in relation to an individual, means the spouse, parent, child, brother, sister, brother-in-law, father-in-law, mother-in-law, sister-in-law, daughter-in-law, son-in-law, aunt, cousin, uncle, niece, nephew, grandfather or grandmother of the individual, and for the purposes of this definition, an adopted child shall be regarded as a child both of the natural parents and the adoptive parents and a step-child as the child both of the natural parents and any step-parents.

Ewell Hong Kong Limited	4 October 2023

##	Outstanding Default means a failure to repay a loan, interest or other payments, or any part thereof, in accordance with the relevant facility and the indebtedness remains outstanding for (a) sixty-one (61) days or more after the relevant repayment date as evidenced by the latest report issued by any credit information provider(s) made available to the Lender and which is issued not earlier than thirty (30) days prior to the date of the Application Form; or (b) thirty-one (31) days or more after the relevant repayment date in respect of (i) any facility granted by the Lender and (ii) any facility granted by other financial institutions which the Lender is aware of (by whatever means).

Ewell Hong Kong Limited	4 October 2023

SCHEDULE 3

SCHEME GUARANTEE FEES CHARGED BY
HKMC INSURANCE LIMITED

The amount of Scheme Guarantee Fee as advised by HKMCI. All Scheme Guarantee Fees are non- refundable and payable to the Bank upon acceptance of the Facility Letter and on each anniversary thereafter.

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